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                                                                    EXHIBIT 23.1
                                                          [ARTHUR ANDERSEN LOGO]






                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Household International, Inc.
Household Capital Trust VII:

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 relating to the offering of up to 40,000 shares of Trust Preferred Securities of Household Capital Trust VII and Junior Subordinated Deferrable Interest Notes of Household International, Inc., filed with the Securities and Exchange Commission on October 2, 2001, of our report dated January 15, 2001, included in Household International, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, and to all references to our Firm included in this registration statement.



/s/ ARTHUR ANDERSEN LLP


Chicago, Illinois
October 2, 2001